UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2023

PROFESSIONAL DIVERSITY NETWORK, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35824	80-0900177
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

55 E. Monroe Street, Suite 2120, Chicago, Illinois 60603

(Address of principal executive offices)

Registrant’s telephone number, including area code: (312) 614-0950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	IPDN	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03.	Material Modifications to Rights of Security Holders.

As previously disclosed in a Current Report on Form 8-K filed on November 28, 2022, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split (the “Reverse Stock Split”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), between the range of 1.5 to 1 and 5 to 1 at the direction of the management (the “Split Ratio”), depending upon which exact ratio is deemed necessary and desirable to achieve a minimum share price of at least $1.00 per share in the market trading price of the Common Stock and which may be done more than one time to achieve such minimum price, and to cash out resulting fractional shares.

On January 3, 2023, the board of directors of the Company (the “Board”) adopted resolutions by unanimous written consent, pursuant to which the Board determined that it is advisable and in the best interests of the Company to fix the Split Ratio at 2 to 1.

On January 3, 2023, the Company, filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Certificate of Amendment”), which effects the Reverse Stock Split at a ratio of 2 to 1, and such Certificate of Amendment will become effective as of 12:01 am, on January 5, 2023 (the “Effective Time”).

As a result of the Reverse Stock Split, every two shares of Common Stock will be combined into one share of Common Stock and the total number of shares of Common Stock outstanding will be reduced from approximately 18 million shares to approximately 9 million shares. Stockholders who otherwise would be entitled to receive fractional shares because they held a number of shares not evenly divisible by the ratio of the Reverse Stock Split will automatically be entitled to receive cash in lieu of such fractional shares.

Trading of the Company’s common stock on The NASDAQ Capital Market on a split-adjusted basis is expected to begin on January 5, 2023. The Company’s new Common Stock will continue to be traded under the symbol IPDN. A new CUSIP number has been issued for the Company’s new Common Stock (74312Y301) to replace the old CUSIP number (74312Y202). The Company’s stockholders should not send their stock certificates to the Company. Stockholders will be notified by the Company’s transfer agent, Continental Stock Transfer and Trust, regarding the process for exchanging existing stock certificates representing pre-split shares.

The above description of the Certificate of Amendment and the Reverse Stock Split is qualified in its entirety by reference to the Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 3, 2023, the Company filed the Certificate of Amendment with the Secretary of State of the State of Delaware, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference, to effect the Reverse Stock Split. The description of the Certificate of Amendment and the Reverse Stock Split set forth in Item 3.03 of this Current Report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Professional Diversity Network, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Professional Diversity Network, Inc.

Date: January 4, 2023	/s/ Adam He
Adam He, Chief Executive Officer